As filed with the Securities and Exchange Commission on November 18, 2015

Registration No. 333-203663

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sungy Mobile Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

(Address of Principal Executive Offices)

The Amended and Restated 2013 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue

4th Floor

New York, New York 10017

(Name and address of agent for service)

1 (212) 750-6474

(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Longfei Zhou

Chief Financial Officer

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Tel: (+86 20) 6681-5066

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-203663) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Sungy Mobile Limited, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on April 27, 2015. Under the Registration Statement, a total of 3,800,787 class A ordinary shares of the Registrant, par value $0.0001 per share, were registered for issuance of shares granted or to be granted pursuant to the Registrant’s the Amended and Restated 2013 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On June 8, 2015, the Registrant, Sunflower Parent Limited (the “Parent”) and Sunflower Merger Sub Limited (the “Merger Sub”) entered into an agreement and plan of merger, which was approved on November 16, 2015 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands, which became effective as of November 17, 2015 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 18, 2015.

Sungy Mobile Limited

By:	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/ Yuqiang Deng		Sole Director	November 18, 2015
Yuqiang Deng

		Chief Executive Officer (principal executive officer)	November 18, 2015

/s/ Longfei Zhou		Chief Financial Officer (principal financial and accounting	November 18, 2015
Longfei Zhou		officer)

/s/ Giselle Manon		Authorized Representative in the United States
Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.		November 18, 2015
Title:	Service of Process Officer